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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

Solutia Inc.:

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-36355 of Solutia Inc. of our report, relating to the combined financial statements, dated May 1, 1997, except for the first and second paragraphs and the Subsequent Event section of Note 1, as to which the date is September 1, 1997, appearing in the Prospectus, which is part of this Registration Statement, and of our report, relating to the financial statement schedule, dated May 1, 1997, except for the first and second paragraphs and the Subsequent Event section of Note 1, as to which the date is September 1, 1997, appearing elsewhere in this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP Signature

DELOITTE & TOUCHE LLP

St. Louis, Missouri
October 6, 1997